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                                  Exhibit 99.2

[TERRA LOGO APPEARS HERE]                                  Terra Industries Inc.
                                                               600 Fourth Street
                                                                   P.O. Box 6000
                                                       Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                        Telefax:  (712) 277-7383
                                                         www.terraindustries.com

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                                      NEWS
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For immediate release                                    Contact: Mark Rosenbury
                                                                  (712) 279-8756

           Terra Industries nominates Fraser to its board of directors

Sioux City, Iowa (March 12, 2003)--Terra Industries Inc. (NYSE symbol: TRA) announces the nomination of Dod A. Fraser, President, Sackett Partners Incorporated, to its board of directors. Fraser's nomination coincides with the planned retirement of five current board members. These changes will allow Terra to reduce the size of its board and begin positioning itself to comply with director independence requirements anticipated from the New York Stock Exchange.

Fraser earned an AB degree from Princeton University in 1972. He spent the next 27 years in investment banking, including service in various positions for Bankers Trust Company; Lehman Brothers, Inc.; Lazard Freres & Co. and Chase Securities Inc. After retiring from investment banking in 2000, he established Sackett Partners Incorporated, which provides consulting services to not-for-profit entities and focuses on educational and cultural institutions.

Fraser serves on the board and chairs the audit committee of Forest Oil Corporation, a Denver-based independent oil and gas exploration and production company. He is also a trustee for The Lawrenceville School, an independent boarding school in New Jersey; the Hurricane Island Outward Bound School; and Resources for the Future, an environmental policy think tank.

Fraser and his wife, Susan, live in Westchester County, New York. They have three children, ages 16, 19 and 22.

"We are delighted to nominate Dod Fraser to Terra's board of directors," said board chairman Hank Slack. "We look forward to Terra benefiting from his keen insight. He is an outstanding individual with a great deal of relevant experience."

Fraser will be one of seven nominees to Terra's board of directors at its May 6, 2003, annual meeting. Terra's board will consist of seven members as of that date.

Terra Industries Inc., with 2002 revenues of $1 billion, is a leading international producer of nitrogen products and methanol.

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Note: Terra Industries' news announcements are also available on its web site,
      www.terraindustries.com.